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                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                          LASERLOCK TECHNOLOGIES, INC.

         LaserLock Technologies, Inc., a corporation duly organized under Chapter 78 of the Nevada Revised Statutes (the "NRS"), does hereby certify:

         1. The original Articles of Incorporation were filed with the Secretary of State of the State of Nevada on November 9, 1999 under the name LaserLock, Inc.

         2. The following Amended and Restated Articles of Incorporation were duly proposed by the corporation's Board of Directors pursuant to the applicable provisions of the NRS. At a special meeting of stockholders in lieu of an annual meeting of stockholders held on December 17, 2003, the stockholders duly adopted said Amended and Restated Articles of Incorporation and the amendments to be made thereby pursuant to the applicable provisions of the NRS.

                                    ARTICLE I
                                      NAME

The name of the corporation is LaserLock Technologies, Inc. (the "Corporation").

                                   ARTICLE II
                                REGISTERED OFFICE

         The name of the resident agent and the street address of the registered office in the State of Nevada where process may be served upon the Corporation are CSC Services of Nevada, Inc., 502 East John Street, Carson City, Nevada 89706. The Corporation may, from time to time, in the manner provided by law, change the resident agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business either within or without the State of Nevada.

                                   ARTICLE III
                                  CAPITAL STOCK

         Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000), consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is One Hundred Seventy Five Million (175,000,000). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is Seventy Five Million (75,000,000). The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors of the Corporation pursuant to Section 3 of this Article III.


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         Section 2. Common Stock.

                  (a) Dividend Rate. Subject to the rights of holders of any Preferred Stock having preference as to dividends, the holders of Common Stock shall be entitled to receive dividends when, as and if declared by the board of directors of the Corporation out of assets legally available therefor.

                  (b) Voting Rights. The holders of the issued and outstanding shares of Common Stock shall be entitled to one vote for each share of Common Stock.

                  (c) Liquidation Rights. In the event of liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, subject to the prior rights of holders of Preferred Stock to share ratably in the Corporation's assets, the Common Stock and any shares of Preferred Stock which are not entitled to any preference in liquidation shall share equally and ratably in the Corporation's assets available for distribution after giving effect to any liquidation preference of any shares of Preferred Stock.

                  (d) No Cumulative Voting, Conversion, Redemption or Preemptive Rights. The holders of Common Stock shall not have any cumulative voting, conversion, redemption or preemptive rights.

                  (e) Consideration for Shares. The Common Stock authorized by this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors of the Corporation.

         Section 3. Preferred Stock.

                  (a) Designation. The board of directors of the Corporation is hereby vested with the authority from time to time to provide by resolution for the issuance of shares of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by these Amended and Restated Articles of Incorporation, as amended from time to time (hereinafter, the "Articles"), and to fix and determine with respect to each such series the voting powers, if any (which voting powers if granted may be full or limited), designations, preferences, and relative, participating, optional, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including, without limiting the generality of the foregoing, the voting rights relating to shares of Preferred Stock of any series (which may vary over time and which may be applicable generally only upon the happening and continuance of stated facts or events or ascertained outside the Articles), the rate of dividend to which holders of Preferred Stock of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Stock of any series in the event of liquidation, dissolution or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Stock of any series to convert or exchange such shares of Preferred Stock of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable). The board of directors of the Corporation is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series. Unless the board of directors of the Corporation provides to the contrary in the resolution which fixes the characteristics of a series of Preferred Stock, neither the consent by series, or otherwise, of the holders of any outstanding Preferred Stock nor the consent of the holders of any outstanding Common Stock shall be required for the issuance of any new series of Preferred Stock, regardless of whether the rights and preferences of the new series of Preferred Stock are senior or superior, in any way, to the outstanding series of Preferred Stock or the Common Stock.



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                  (b) Certificate. Before the Corporation shall issue any shares of Preferred Stock of any series, a certificate of designation setting forth a copy of the resolution or resolutions of the board of directors of the Corporation, and establishing the voting powers, designations and preferences, the relative, participating, optional or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the shares of Preferred Stock of such series and the number of shares of Preferred Stock of such series authorized by the board of directors of the Corporation to be issued shall be made and signed by an officer of the Corporation and filed in the manner prescribed by the NRS.

                                   ARTICLE IV
                             ACTION OF STOCKHOLDERS

         No action shall be taken by the stockholders except at an annual or special meeting of stockholders called and noticed in the manner required by the bylaws of the Corporation. The stockholders shall not in any circumstance take action by written consent.

                                    ARTICLE V
                             DIRECTORS AND OFFICERS

         Section 1. Number of Directors. The members of the governing board of the Corporation are styled as directors. The board of directors of the Corporation shall be elected in such manner as shall be provided in the bylaws of the Corporation. The board of directors shall consist of at least one director but not more than fifteen (15) directors. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the Corporation.

         Section 2. Limitation of Liability. The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS. If the NRS is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS, as so amended from time to time.

         Section 3. Payment of Expenses. In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the Corporation, must be paid by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

         Section 4. Repeal and Conflicts. Any repeal or modification of Section 2 or 3 of this Article V approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification. In the event of any conflict between Section 2 or 3 of this Article V and any other Article of the Articles, the terms and provisions of Section 2 or 3 of this Article V shall control.



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                                   ARTICLE VI
                                   AMENDMENTS

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Articles, in the manner now or hereafter prescribed by the NRS, and all rights conferred on stockholders herein are granted subject to this reservation.

         IN WITNESS WHEREOF, I have signed these Amended and Restated Articles of Incorporation as of the 17th day of December, 2003.



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